DEPARTMENT OF HEALTH AND HUMAN SERVICES CENTERS FOR MEDICARE & MEDICAID SERVICES
Center for Consumer Information and Insurance Oversight 200 Independence Avenue SW
Washington, DC 20201

To:    Jay Matushak, President, Chief Financial Officer Jeff Craig, Secretary
Bright Health Insurance Company (BHIC-CO) Payee ID A1025001 (HIOS ID BHIC-CO-31070)
jmatushak@neuehealth.com; jcraig@neuehealth.com

Date:     March 10, 2025

RE:    Bright Health Insurance Company Repayment Plan Agreement Modification Notification

Dear Messrs. Matushak and Craig:
In September 14, 2023, Bright Health Insurance Company (BHIC-CO-31070) (“you” or “your”) entered an 18-month Repayment Plan Agreement to pay their outstanding 2022 benefit year risk adjustment charges. BHIC-CO-31070 has since requested to modify the existing Repayment Plan Agreement to extend the Repayment Plan Agreement an additional 18 months to pay their outstanding 2022 benefit year risk adjustment charges totaling $72,575,801.64.1
For the Centers for Medicare & Medicaid Services (CMS) to grant this modification to extend the Repayment Plan Agreement an additional 18 months BHIC-CO-31070 must:

1.Sign and submit this letter to provide your written understanding and agreement to the terms of this Letter of Agreement concerning the CMS approved modification no later than 11:59 p.m. ET on March 14, 2025. The signed Letter of Agreement must be sent to CCIIOInvoices@cms.hhs.gov.
2.Make monthly payments of $1,000 for the duration of the repayment agreement, due the 15th of each month, March 15, 2025 through August 15, 2026.
3.Pay an interim balloon payment of $25.506 million, within 30 calendar days of written notice from CMS of HHS approval to waive all paid and accrued interest. Should HHS approve the waiver of interest paid and accrued on the outstanding debts and if BHIC-CO-31070 makes the interim balloon payment referenced above within 30-days of such waiver, the full amount of the internal balloon payment will be

1 As noted on the September 14, 2023 Repayment Plan Approval and Letter of Agreement, BHIC-CO-31070 had 2022 benefit year risk adjustment charges related to the August 16, 2023 initial invoices totaling $163,394,891.07 and paid a large initial payment of $82,500,000.00 prior to the first 18 months of the Repayment Plan Agreement. The attached installment and amortization schedule reflects additional payments on interest and principal over the past 18 months, reducing the outstanding principal balance.

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applied to principal. Should HHS deny the request to waive all paid and accrued interest, upon 30-calendar day notice to BHIC-CO-31070, then BHIC-CO-31070 must pay an interim balloon payment of
$15.093 million, which shall be applied first to outstanding penalties,2 second to administrative charges,3 third to interest, and last to principal.
4.Agree to pay to CMS 23.4% of any surplus funds4 currently held by any insurance company that is an affiliate of BHIC-CO-31070 that are hereafter released to or on the behalf of BHIC-CO-31070, within 30 calendar days of receipt of such funds by any entity receiving on behalf of BHIC-CO-31070, and to take all reasonably necessary and available steps to secure the timely release of such funds to CMS for the benefit of issuers of risk adjustment covered plans eligible to receive 2022 benefit year risk adjustment payments in the state market risk pools impacted by the under collection of the 2022 benefit year risk adjustment charges owed by BHIC-CO-31070.5
5.Pay a final balloon payment for the full balance of outstanding principal and interest, no later than 11:59 p.m. ET on September 15, 2026.6

Unless otherwise specified above, payments will be applied first to outstanding penalties,7 second to administrative charges,8 third to interest, and last to principal.

All payments must be submitted electronically. To submit payments, you must visit www.pay.gov and then select and complete the CMS Health Insurance Marketplace and Premium Stabilization Programs Payment Form.

CMS attached the updated installment payment and amortization schedule (“Payment Plan”), which reflects the most recent invoice balance, setting forth the additional 18-month installment payment amounts and due dates, with the full balance of outstanding principal and interest due no later than September 15, 2026. By entering into this Letter of Agreement, as shown by your signature below, you agree that the Payment Plan is incorporated fully into this Letter of Agreement, and that this Letter of Agreement modifies the existing Repayment Plan Agreements dated September 14, 2023, along with the attached installment and amortization schedule to constitute the entire Repayment Plan Agreement (“Agreement”) between CMS and BHIC-CO- 31070, subject to all applicable laws, rules, and regulations.

2 As of February 28, 2025, there are no outstanding penalties because penalties would only be assessed on this Repayment Plan Agreement if debt is referred to Treasury, which would occur only if BHIC-CO-31070 were to default on the Repayment Plan Agreement.
3 As of February 28, 2025, administrative charges were minimal and have already been paid in full by BHIC-CO- 31070. Additional administrative charges would only be assessed on this Repayment Plan Agreement if BHIC-CO- 31070 were to default and CMS were to initiate debt collection.
4 Surplus funds include any funds currently restricted by a state for the purposes of paying out unliquidated member claims.
5 In accordance with the payment priority outlined in 45 C.F.R. § 30.18(f), payments will be applied to outstanding interest before principal.
6 As reflected on the attached installment and amortization schedule, the estimated final balloon payment amount is based on the minimum interim balloon and monthly payment obligations of BHIC-CO-31070 over the course of the Repayment Plan Agreement. Any additional payments would reduce the amount of the final balloon payment.
7 Supra note 2.
8 Supra note 3.

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As outlined in the Payment Plan, CMS will assess interest at the rate provided for under 45 C.F.R. § 30.18(b), unless HHS waives the collection of accrued interest in accordance with 45 C.F.R. § 30.18(g). You will be charged your current interest rate of 11.5%, which is the interest rate established in the Initial Invoice. Each installment payment will be due on the 15th of each month over the course of the next 18 months, except that any payment due date that falls on a holiday or weekend will be due the next following business day.
If you fail to meet the terms of this Agreement, specifically those specified in 1-5 above, the Payment Plan incorporated into this Letter of Agreement, and the Agreement itself between CMS and BHIC-CO-31070, will not remain effective and will instead become null and void, and the unpaid balance of the total debt will become immediately due and payable. Failure to make timely payment in accordance with the Payment Plan, or entering liquidation, constitutes default. In the event of default, CMS will initiate debt collection, and the full balance of the debt will become immediately due and payable.
You are permitted to make early payment, or to pay off the entire debt early, without penalty. Any early payment9 will be applied in accordance with the payment priority outlined in 45 C.F.R. § 30.18(f), which based on the current outstanding balance reflected on the Payment Plan, would be applied to the outstanding interest balance first, if applicable, and then the principal balance. In the event there remains a principal balance after the early payment, the monthly installment payment amounts would not change unless notified by CMS.
If you have any questions concerning the Repayment Plan Agreement, please contact CMS at
CCIIOInvoices@cms.hhs.gov.

Sincerely,

/s/ Elizabeth E. Parish -S
Signature

Elizabeth Parish
Director, Payment Policy and Financial Management Group Centers for Medicare & Medicaid Services

9 An early payment is any payment, over the course of the Repayment Plan Agreement, that is in addition to the minimum interim balloon and monthly payment obligations of BHIC-CO-31070 over the course of the Repayment Plan Agreement; minimum payment obligations are reflected on the attached installment and amortization schedule.

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I attest that I am an individual that is legally and financially able to obligate Bright Health Insurance Company of Florida, HIOS ID BHIC-FL-12379, and agree to the terms of the Agreement as set forth above, including all attachments and all documents incorporated herein.

Jeffrey Craig
First and Last Name

Secretary
Title

Bright Health Insurance Company of Florida
Company

321-204-3693
Phone Number

jcraig@neuehealth.com
Email

8000 Norman Center Drive, Suite 900, Minneapolis, MN 55437
Address

/s/ Jeff Craig
Signature (Electronic Signature permitted)

3-12-25
Date Signed

cc: Michael Conway
Colorado Insurance Commissioner
Colorado Division of Insurance
1560 Broadway, Suite 850
Denver, CO 80202

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